Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-75254, 33-75252, 33-92656, 333-01978, 333-34839, 333-34837, 333-81521, 333-81523, 333-64410, 333-64412, 333-100294, 333-100295, 333-116550 and 333-116551) and the Registration Statements on Form S-4 (Nos. 333-77343, 333-43752 and 333-64656) of our report dated June 10, 2004, with respect to the consolidated financial statements and schedule of Black Box Corporation as of March 31, 2004 and for the two years in the period ended March 31, 2004 included in its Annual Report on Form 10-K for the fiscal year ended March 31, 2005 filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Pittsburgh, Pennsylvania
June 14, 2005

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